Exhibit 99.1

Athenex Announces $100 Million Private Placement

BUFFALO, N.Y., May 6, 2019 (GLOBE NEWSWIRE) — Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that it has directly entered into an agreement for the sale of its common stock in a private placement with three institutional investors, namely Perceptive Advisors, Avoro Capital Advisors (formerly known as venBio Select Advisor) and OrbiMed. The transaction is expected to result in gross proceeds to Athenex of approximately $100 million, before deducting offering expenses. Net proceeds from the transaction are expected to be used to fund clinical development and regulatory activities of Oraxol (oral paclitaxel and encequidar (also known as HM30181A)); clinical regulatory activities of KX2-391 ointment for the treatment of actinic keratosis; commercialization activities, including pre-launch activities for Oraxol; manufacturing infrastructure; and working capital and general corporate purposes.

The Company will issue 10 million shares of common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $100 million. The closing of the private placement is expected to occur on or about May 7, 2019, subject to customary closing conditions.

“We are extremely delighted by the support from these leading healthcare investment firms,” said Dr. Johnson Lau, Chairman and Chief Executive Officer of Athenex. “We believe the financing from this private placement will position us well to further advance our Phase 3 clinical programs for Oraxol and KX2-391 ointment and support our pre-launch and commercialization efforts.”

The offering of shares of common stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and the shares are being offered pursuant to an exemption from the registration requirements of the Securities Act and similar exemptions under applicable state securities laws. At the closing of the offering, the Company will enter into a registration rights agreement with the investors, pursuant to which the Company will agree to file a registration statement with the Securities and Exchange Commission registering for resale the shares issued in this private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on non-absorbed P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; and multiple locations in Chongqing, China. For more information, please visit www.athenex.com.

Forward-Looking Statements Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Chief Financial Officer

Email: randollsze@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com

Athenex, Inc.